Exhibit 23.4

Unit B, 13/F, Shing Lee Commercial Building, No. 8. Wing Kut Street Central

Hong Kong

Tel: +852 4676 3682

June 12, 2026

Tino Group Limited

Unit 5, 6/F Island Place Tower

510 King’s Rd

Hong Kong SAR

+852-6368-9924

Re: Consent of T&H Consulting Services Co., Ltd.

Ladies and Gentlemen:

At the request of Tino Group Limited (the “Company”), we are providing this consent in connection with the Company’s proposed initial public offering and its registration statement on Form F-1, including any amendments, supplements or related submissions thereto (the “Registration Statement”), to be submitted to or filed with the United States Securities and Exchange Commission (the “SEC”).

T&H Consulting Services Co., Ltd. agrees that the Company may identify T&H Consulting Services Co., Ltd. as an industry consultant and may use, refer to, summarize, reproduce or cite selected information, data, market analysis, industry statistics and related statements contained in or derived from our independent industry research report, including any updates or revisions thereto (collectively, the “Report”), in the Registration Statement.

The foregoing consent also applies to the Company’s use of such materials and references in communications with the SEC, amendments to the Registration Statement, and any reports, filings or other documents that the Company may subsequently submit to or furnish with the SEC, including, without limitation, annual reports on Form 20-F, current reports on Form 6-K and other applicable SEC filings.

In addition, T&H Consulting Services Co., Ltd. agrees that the Company may use the above-mentioned information and references in materials prepared in connection with the proposed offering or the Company’s investor relations activities, including investor presentations, institutional or retail roadshow materials, press releases, corporate websites, publicity materials, marketing materials and other public communications of the Company, its subsidiaries or affiliates.

T&H Consulting Services Co., Ltd. further consents to the filing of this letter as an exhibit to the Registration Statement and to any amendment, supplement or other applicable SEC filing where such filing is required or deemed appropriate by the Company.

Yours faithfully,

For and on behalf of

T&H Consulting Services Co., Ltd.

/s/ Chris Chan
Name:	Chris Chan
Title:	Consulting Director